         THIRD AMENDMENT TO
REVOLVING CREDIT AND TERM LOAN AGREEMENT

        THIS THIRD AMENDMENT TO REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Third Amendment”) dated as of October 7, 2003, by and among RUBY TUESDAY, INC., a Georgia corporation (the “Borrower”), each of the financial institutions listed on the signature pages hereto (the “Lenders”), and BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders under the Loan Agreement (as hereinafter defined) (in such capacity the “Administrative Agent”).

        W I T N E S S E T H:

        WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Revolving Credit and Term Loan Agreement dated as of July 26, 2002 (as amended, supplemented or otherwise modified, the “Loan Agreement”); and

        WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to modify the Loan Agreement as set forth herein.

        NOW, THEREFORE, for and in consideration of the mutual premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

    1.        Amendment to Section 7.1. Section 7.1 of the Loan Agreement is hereby amended by deleting clause (i) thereof in its entirety and replacing it with the following new clauses:

    (i)        other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (i) 10% of Consolidated Net Worth of the Borrower as calculated on the last day of the Fiscal Quarter for which the Borrower has delivered, or is required to have delivered, financial statements to the Lenders pursuant to this Agreement less (ii) the aggregate principal amount outstanding of Indebtedness incurred pursuant to Section 7.1(j); and

    (j)        other Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the lesser of (i) sum of (A) 10% of Consolidated Net Worth of the Borrower as calculated on the last day of the Fiscal Quarter for which the Borrower has delivered, or is required to have delivered, financial statements to the Lenders pursuant to this Agreement less (B) the aggregate principal amount outstanding of Indebtedness incurred pursuant to Section 7.1(i) or (ii) $20,000,000 (it being acknowledged that such Indebtedness includes the principal amount outstanding of Indebtedness of a third party secured by any Lien on property owned by the Borrower or its Subsidiaries, whether or not such Indebtedness has been assumed by the Borrower or its Subsidiaries).

    2.        Amendment to Section 7.2. Section 7.2 of the Loan Agreement is hereby amended by deleting clause (e) thereof in its entirety and replacing it with the following new clauses:

    (e)        Liens on the assets of the Borrower or a Subsidiary granted to secure Indebtedness incurred by the Borrower or such Subsidiary in accordance with Section 7.1(j), including Indebtedness of a franchisee in which the Borrower or a subsidiary of the Borrower holds one percent (1%) of the equity of such franchisee at the time it is established secured by any Lien on property owned by the Borrower or its Subsidiaries, whether or not such Indebtedness has been assumed by the Borrower or its Subsidiaries; provided, that the value of the assets encumbered by such Liens shall not exceed $20,000,000 in the aggregate at any time with such value being determined based on the greater of (i) the net book value of such assets or (ii) the fair market value of such assets; and

    (f)        extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section; provided, however, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

    3.        Effectiveness. This Third Amendment shall become effective as of the date first above written (the “Effective Date”) upon satisfaction of each of the following conditions precedent:

(a) The Administrative Agent shall have received multiple counterparts of this Third Amendment executed by the Borrower, the Required Lenders and the Administrative Agent; and

    (b)        The Administrative Agent shall have received evidence satisfactory to it of the effectiveness of that certain Seventh Amendment to Amended and Restated Loan Facility Agreement and Guaranty dated as of the date hereof.

    4.        Representations and Warranties of Borrower. Borrower, without limiting the representations and warranties provided in the Loan Agreement, represents and warrants to the Lenders and the Administrative Agent as follows:

    (a)        The execution, delivery and performance by Borrower of this Third Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action) and do not and will not (i) violate any provision of any law, rule or regu1ations, any judgment, order or ruling of any court or Governmental Authority (as defined in the Loan Agreement), the articles of incorporation or by-laws of the Borrower or any indenture, material agreement or other material instrument to which Borrower is a party or by which Borrower or any of its properties is bound or (ii) be in conflict with, result in a default under, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

(b) This Third Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms.

(c) No Default or Event of Default has occurred and is continuing as of the Effective Date.

    5.        Survival. Each of the foregoing representations and warranties shall be made at and as of the Effective Date. Each of the foregoing representations and warranties shall constitute a representation and warranty of the Borrower under the Loan Agreement, and it shall be an Event of Default if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time when made. Each of the representations and warranties made under the Loan Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Third Amendment or any investigation by the Lenders or the Administrative Agent.

    6.        No Waiver, Etc. The Borrower hereby agrees that nothing herein shall constitute a waiver by the Lenders of any Default or Event of Default, whether known or unknown, which may exist under the Loan Agreement. The Borrower hereby further agrees that no action, inaction or agreement by the Lenders, including without limitation, any indulgence, waiver, consent or agreement altering the provisions of the Loan Agreement which may have occurred with respect to the non-payment of any obligation during the terms of the Loan Agreement or any portion thereof; or any other matter relating to the Loan Documents (as defined in the Loan Agreement) shall require or imply any future indulgence, waiver, or agreement by the Lenders. In addition, the Borrower acknowledges and agrees that it has no knowledge of any defenses, counterclaims, offsets or objections in its favor against any Lender with regard to any of the obligations due under the terms of the Loan Agreement as of the date of this Third Amendment.

    7.        Ratification of Loan Agreement. Except as expressly amended herein, all terms, covenants and conditions of the Loan Agreement and the other Loan Documents shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Loan Agreement as amended herein. All future references to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

    8.        Binding Nature. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-titles, and assigns.

    9.        Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder. In addition, the Administrative Agent shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

    10.        Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

    11.        Entire Understanding. This Third Amendment sets forth the entire understanding of the parties with respect to the matters set-forth herein, and shall supersede any prior negotiations or agreements whether written or oral, with respect thereto.

    12.        Counterparts. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

RUBY TUESDAY, INC.
By: /s/ Margie N. Duffy Title:Senior Vice President

BANK OF AMERICA, N.A., in its capacity as Administrative Agent
By: /s/ Laura B. Schmuck Title:Agency Officer Assistant Vice President

BANK OF AMERICA, N.A., in its capacity as a Lender, Issuing Bank and Swingline Lender
By: /s/ John M. Hall Title:Senior Vice President

SUNTRUST BANK, in its capacity as Syndication Agent and Lender
By: /s/ Jarrette A. White, III Title:Managing Director

FLEET NATIONAL BANK
By: /s/ Robert W. MacElhaney Title:Director

U.S. BANK NATIONAL ASSOCIATION
By: /s/ Russell S. Rogers Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION
By: /s/ Thomas M. Harper Title:Senior Vice President

AMSOUTH BANK
By: /s/ Kenneth L. Dobbins Title:SVP

SOUTHTRUST BANK
By: /s/ Bradford Vieira Title:AVP

         CONSENT

        This Consent (this “Consent”), dated as of October 7, 2003, is delivered in connection with the Third Amendment to Revolving Credit and Term Loan Agreement, dated as of the date hereof (“Third Amendment”), by and among RUBY TUESDAY, INC. a Georgia corporation (the “Borrower”), the various financial institutions from time to time parties thereto (the “Lenders”), BANK OF AMERICA, N.A., in its capacity as the administrative agent for the Lenders (in such capacity the “Administrative Agent”). Unless otherwise defined, terms used herein have the meanings provided in the Loan Agreement (as defined in the Third Amendment) as amended by the Third Amendment (such agreement, as so amended, being the “Amended Loan Agreement”).

        Each of the undersigned, as a party to the Subsidiary Guaranty Agreement, hereby acknowledges and consents to the execution and delivery of the Third Amendment, and hereby confirms and agrees that the Subsidiary Guaranty Agreement is, and shall continue to be, in full force and effect, and hereby ratifies and confirms in all respects its obligations thereunder, except that, upon the effectiveness of, and on and after the date of, the Third Amendment, all references in the Subsidiary Guaranty Agreement to the “Credit Agreement,” “thereunder,” “thereof” or words of like import shall mean the Amended Loan Agreement.

        This Consent may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same instrument.

RUBY TUESDAY, LLC
By: /s/ Daniel T. Cronk Name:Daniel T. Cronk Title:Vice President

RTBD, INC.
By: /s/ Daniel T. Cronk Name:Daniel T. Cronk Title:Vice President